As filed with the Securities and Exchange Commission on October 15, 2010
Registration No. 333-156002

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UDR, Inc.	Maryland	54-0857512
United Dominion Realty, L.P.	Delaware	54-1776887
(Exact Name of Registrant as Specified in Its Charter)	(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(720) 283-6120
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Warren L. Troupe
Senior Executive Vice President
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(720) 283-6120
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
David M. Lynn
Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW, Suite 6000
Washington DC 20006-1888
(202) 887-1500
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
     (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered(1)	Registered(2)(3)	Price per Unit(2)(3)	Offering Price(2)(3)	Fee(4)(5)
Common Stock, Preferred Stock, Debt
Securities, Guarantees of Debt Securities,
Warrants, Subscription Rights, Purchase
Contracts, Purchase Units

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2)	Not required to be included pursuant to Form S-3 General Instruction II.D.

(3)	We are registering an indeterminate aggregate principal amount and number of securities of each identified class of securities, which may be offered from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions.

(4)	We also are registering an indeterminate amount of guarantees by certain of our subsidiaries of debt securities. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the Guarantees being registered hereby.

(5)	In accordance with Rules 456(b) and 457(r), we are deferring payment of all of the registration fee, except for $25,044 of unused filing fees previously paid by the registrant with respect to Registration Statement No. 333-115696, initially filed on May 20, 2004, which may be offset against registration fees payable in connection with offerings of securities hereunder pursuant to Rule 457(p) under the Securities Act. In connection with the securities offered hereby, except as specified in the previous sentences, we will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-156002) of UDR, Inc. (“UDR”) is being filed for the purpose of adding United Dominion Realty, L.P., a Delaware limited partnership and subsidiary of UDR (the “Operating Partnership”) as a co-registrant to the Registration Statement to allow the Operating Partnership to guarantee any of UDR’s debt securities offered by any prospectus supplement. No changes or additions are being made by this Post-Effective Amendment No. 1 to the base prospectus that already forms a part of the Registration Statement. Accordingly, such base prospectus is being omitted from this filing. On September 30, 2010, UDR filed a Form 8-K containing the (i) audited consolidated financial statements of the Operating Partnership as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009; (ii) unaudited interim financial statements of the Operating Partnership as of June 30, 2010 and for the three and six-month periods ended June 30, 2010 and 2009; and (iii) management’s discussion and analysis of financial condition and results of operations of the Operating Partnership for the corresponding periods. This Form 8-K has been incorporated by reference in the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
     The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (except the SEC Registration Fee) are estimated to be as follows:

Amount to
be paid*

SEC Registration Fee	$ **
Accounting Fees and Expenses	$75,000
Legal Fees and Expenses	$75,000
Printing expenses	$10,000
Transfer Agent, Registrar and Trustee Fees	$25,000
Trustees’ Fees and Expenses	$25,000
Miscellaneous expenses	$5,000
Total	$215,000

*	Since an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are not currently determinable. The amounts shown are estimates of expenses payable by us in connection with the filing of this registration statement and one offering of securities hereunder, but do not limit the amount of securities that may be offered.

**	Deferred in accordance with Rule 456(b) and Rule 457(r) of the Securities Act, except for $25,044 of unused filing fees previously paid by the registrant with respect to Registration Statement No. 333-115696, initially filed on May 20, 2004, which may be offset against registration fees payable in connection with offerings of securities hereunder pursuant to Rule 457(p) of the Securities Act. In connection with the securities offered hereby, except as specified in the previous sentences, we will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

Item 15.	Indemnification of Directors and Officers.
     The charter and bylaws of UDR, Inc. provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.
     Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or upon an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.
     If the person involved is not a director or officer of the Company, the board of directors may cause the Company to indemnify to the same extent allowed for directors and officers of the Company the person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
     The Company also maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions or deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities, including liabilities arising under the Securities Act. The Company has also entered into agreements with certain of its directors and officers which provide them with indemnification against such liabilities to the fullest extent permitted by law.
     The above discussion of our charter and bylaws and of the Maryland General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such articles, bylaws and statutes.

     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever.
     The amended and restated limited partnership agreement of United Dominion Realty, L.P., as subsequently amended, provides that the partnership is required to indemnify the general partner of the partnership, a director, officer or employee of the partnership or the general partner and any other person the general partner of the partnership may designate from any claim, expense, liability and loss that relates to the operations of the partnership in which such person is named as a party or otherwise, unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or upon an entry of an order of probation prior to judgment, creates a rebuttable presumption that such person acted in a manner contrary to the standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that such person failed to meet the requisite standard of conduct for permitted indemnification.
     The foregoing is only a general summary of certain aspects of Delaware law and the partnership’s organizational documents dealing with indemnification of directors and officers of its general partner and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DRULPA and of the partnership’s organizational documents.

Item 16.	Exhibits.
     The Exhibits to this registration statement are listed in the Exhibit Index and are incorporated by reference herein.

Item 17.	Undertakings.
     The undersigned registrants hereby undertake:
     (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
     A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (C) Warrants and Rights Offerings. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
     (D) Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on the 14th day of October, 2010.

UDR, INC.
By:	/s/ Thomas W. Toomey
	Name:	Thomas W. Toomey
	Title:	Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Thomas W. Toomey Thomas W. Toomey	Chief Executive Officer, President and Director	October 14, 2010

/s/ David L. Messenger David L. Messenger	Senior Vice President and Chief Financial Officer	October 14, 2010

*	Chairman of the Board	October 14, 2010
James D. Klingbeil

*	Vice Chairman of the Board	October 14, 2010
Lynne B. Sagalyn

*	Director	October 14, 2010
Katherine A. Cattanach

*	Director	October 14, 2010
Eric J. Foss

*	Director	October 14, 2010
Robert P. Freeman

*	Director	October 14, 2010
Jon A. Grove

*	Director	October 14, 2010
Mark J. Sandler

*	Director	October 14, 2010
Thomas C. Wajnert

* By:	/s/ Thomas W. Toomey
Thomas W. Toomey, as Attorney-in-Fact

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on the 14th day of October, 2010.

UDR DOMINION REALTY, L.P.

By:	UDR, Inc., its general partner

By:	/s/ Thomas W. Toomey
	Name:	Thomas W. Toomey
	Title:	Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY
     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Thomas W. Toomey and Warren L. Troupe and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the dated indicated.
     UDR, Inc., as the general partner of United Dominion Realty, L.P.

Signature	Title	Date

/s/ Thomas W. Toomey Thomas W. Toomey	Chief Executive Officer, President and Director	October 14, 2010

/s/ David L. Messenger David L. Messenger	Senior Vice President and Chief Financial Officer	October 14, 2010

/s/ James D. Klingbeil James D. Klingbeil	Chairman of the Board	October 14, 2010

/s/ Lynne B. Sagalyn Lynne B. Sagalyn	Vice Chairman of the Board	October 14, 2010

/s/ Katherine A. Cattanach Katherine A. Cattanach	Director	October 14, 2010

/s/ Eric J. Foss Eric J. Foss	Director	October 14, 2010

/s/ Robert P. Freeman Robert P. Freeman	Director	October 14, 2010

/s/ Jon A. Grove Jon A. Grove	Director	October 14, 2010

/s/ Mark J. Sandler Mark J. Sandler	Director	October 14, 2010

/s/ Thomas C. Wajnert Thomas C. Wajnert	Director	October 14, 2010

EXHIBIT INDEX

Exhibit
Number
1.1	Form of Underwriting Agreement.*

3.1	Articles of Restatement (incorporated by reference to Exhibit 3.09 to the Company’s Current Report on Form 8-K dated July 27, 2005 and filed with the SEC on August 1, 2005).

3.2	Articles of amendment to the Articles of Restatement (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007).

3.3	Articles Supplementary relating to the Company’s 6.75% Series G Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 8-A dated and filed with the SEC on May 30, 2007).

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 14, 2010 and filed with the SEC on May 17, 2010).

3.4	Certificate of Limited Partnership of United Dominion Realty, L.P. dated February 19, 2004.**

3.5	Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

3.6	First Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated June 24, 2005 (incorporated by reference to Exhibit 10.06 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

3.7	Second Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated February 23, 2006 (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

3.8	Third Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated February 2, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

3.9	Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated December 27, 2007 (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

3.10	Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated March 7, 2008 (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

3.11	Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 9, 2008 and filed with the SEC on December 10, 2008).

3.12	Seventh Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of March 13, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 18, 2009 and filed with the SEC on March 19, 2009).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A/A dated and filed with the SEC on November 7, 2005).

4.2	Specimen Preferred Stock Certificate and Form of Certificate of Designation, Preferences and Rights with respect to any series of Preferred Stock issued hereunder.*

4.3	Senior Indenture dated as of November 1, 1995 (incorporated by reference to Exhibit 4(ii)(h)(1) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996).

4.4	Supplemental Indenture dated as of June 11, 2003 (incorporated by reference to Exhibit 4.03 to the Company’s Current Report on Form 8-K dated June 17, 2004 and filed with the SEC on June 18, 2004).

4.5	Form of Senior Debt Security (incorporated by reference to Exhibit 4(i)(n) to the Company’s Registration Statement on Form S-3 filed with the SEC on November 15, 1995).

4.6	Subordinated Indenture dated as of August 1, 1994 (incorporated by reference to Exhibit 4(i)(m) to the Company’s Registration Statement on Form S-3 filed with the SEC on November 15, 1995).

4.7	Form of Subordinated Debt Security (incorporated by reference to Exhibit 4(i)(o) to the Company’s Registration Statement Form S-3 filed with the SEC on August 19, 1994).

4.8	Form of Warrant Agreement (including form of Warrant Certificate).*

4.9	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate).*

4.10	Form of Stock Purchase Contract (including form of Stock Purchase Contract Certificate).*

4.11	Form of Stock Purchase Unit Agreement (including form of Stock Purchase Unit Certificate).*

Exhibit
Number
4.12	Guaranty of United Dominion Realty, L.P. with respect to the November 1, 1995 Indenture (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC on September 30, 2010).

4.13	Guaranty of United Dominion Realty, L.P. with respect to the October 12, 2006 Indenture (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC on September 30, 2010).

5.1	Opinion of DLA Piper LLP (US).***

8.1	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.***

12.1	Statement re Computation of Ratios.*

23.1	Consent of Ernst & Young LLP.**

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC.**

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).***

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).***

24.1	Power of Attorney for UDR, Inc.***

24.2	Power of Attorney for United Dominion Realty, L.P. (included on the signature page hereto).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, of U.S. Bank National Association (successor trustee to Wachovia Bank, National Association, formerly known as First Union National Bank of Virginia), as Trustee under the Senior Indenture.***

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, of U.S. Bank National Association (successor trustee to SunTrust Bank, formerly known as Crestar Bank), as Trustee under the Subordinated Indenture.***

*	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.

**	Filed herewith.

***	Previously filed with this registration statement.